Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement Nos. 333-182642, 333-182116 and 333-189346 on Form S-3 and Registration Statement No. 333-142271 on Form S-8 of DCP Midstream Partners, LP of our report dated February 20, 2014, relating to the consolidated financial statements of DCP Sand Hills Pipeline, LLC, appearing in this Current Report on Form 8-K of DCP Midstream Partners, LP dated February 26, 2014.
We also consent to the incorporation by reference in Registration Statement Nos. 333-182642, 333-182116 and 333-189346 on Form S-3 and Registration Statement No. 333-142271 on Form S-8 of DCP Midstream Partners, LP of our report dated February 20, 2014, relating to the consolidated financial statements of DCP Southern Hills Pipeline, LLC, appearing in this Current Report on Form 8-K of DCP Midstream Partners, LP dated February 26, 2014.
/s/ Deloitte & Touche LLP
Denver, Colorado
February 26, 2014